Exhibit 99.1
Reynolds American Inc.
P.O. Box 2990
Winston-Salem, NC 27102-2990

Contact:	Investor Relations:	Media:	RAI 2011-09
	Morris Moore	Jane Seccombe
	(336) 741-3116	(336) 741-5068
RAI delivers higher 1Q11 earnings as key brands continue gains
Company reaffirms full-year guidance
WINSTON-SALEM, N.C. — April. 21, 2011

First Quarter 2011 — At a Glance
•	Adjusted EPS: First quarter at $0.59, up 5.4 percent
○	Excludes special items*
•	Reported EPS: First quarter at $0.60, up from $0.14
•	R.J. Reynolds delivers higher adjusted operating margin and growth-brand share
○	Camel and Pall Mall combined share at 16.3 percent
•	American Snuff increases adjusted operating income and margin
○	Grizzly share at 27.1 percent
•	RAI reaffirms 2011 guidance: Adjusted EPS range of $2.60 to $2.70
○	Excludes implementation costs related to plant closings and tax items
•	RAI increased dividend 8.2 percent on Feb. 16
•	RAI closed sale of Lane, Limited on Feb. 28
* Special items include 2010 charges related to changes in federal health-care laws and Canadian governments’ settlements, and 2011 implementation costs related to plant closings and tax items.
All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in schedules 2 and 3 of this release, which reconcile reported to adjusted results.

Reynolds American Inc. (NYSE: RAI) today announced first-quarter 2011 adjusted EPS of $0.59, up 5.4 percent from the prior-year quarter, driven by strong performance on key brands, higher pricing and productivity improvements. Adjusted results exclude the impact of first-quarter 2010 changes in federal health-care laws and the Canadian governments’ settlements, as well as first-quarter 2011 implementation costs related to plant closings and tax items. First-quarter reported EPS was $0.60, up 328.6 percent.
RAI reaffirmed adjusted EPS guidance for 2011 in the range of $2.60 to $2.70, up 4.4 percent to 8.4 percent. This guidance excludes charges related to plant closings and tax items.

First Quarter 2011 Financial Results — Highlights
(unaudited)
(all dollars in millions, except per-share amounts;
for reconciliations, including GAAP to non-GAAP, see schedules 2 and 3)

	For the Three Months
	Ended Mar. 31
	2011	2010	% Change
Net sales	$1,991	$1,986	0.3%

Operating income
Reported (GAAP)	$577	$570	1.2%
Adjusted (Non-GAAP)	589	570	3.3%

Net income
Reported (GAAP)	$353	$82	330.5%
Adjusted (Non-GAAP)	344	325	5.8%

Net income per diluted share
Reported (GAAP)	$0.60	$0.14	328.6%
Adjusted (Non-GAAP)	0.59	0.56	5.4%

MANAGEMENT’S PERSPECTIVE
Overview
“RAI has made a solid start to the year, delivering higher first-quarter earnings driven by continued momentum in its operating companies’ key brands,” said Daniel M. Delen, who became RAI’s president and chief executive officer on March 1. “With further improvements in productivity also contributing to the bottom line, I’m pleased to reaffirm today our projections for full-year adjusted EPS growth in the mid- to high-single digits.”
Delen said that among the first-quarter highlights:
•	Both R.J. Reynolds and American Snuff delivered higher adjusted operating margin;

•	All key brands continued to deliver volume and share growth;

•	RAI further increased its dividend by 8.2 percent in February, bringing it in line with the company’s revised 80 percent dividend payout target; and

•	RAI closed the sale of its Lane, Limited subsidiary to Scandinavian Tobacco Group A/S in February.
Reynolds American’s Santa Fe Natural Tobacco Company, Inc. subsidiary also generated strong first-quarter results, with higher volume, share and earnings, Delen said.
“Our operating companies continue to demonstrate the positive impact of their successful business strategies despite a challenging environment,” Delen said. “As a result, they are strengthening marketplace and financial performance, while focusing on innovations to continue the transformation of the business. This positions us well for long-term growth.”
R.J. Reynolds
R.J. Reynolds’ first-quarter adjusted operating income was up slightly from the prior-year quarter, at $471 million, with gains in growth brands and higher pricing offsetting cigarette volume declines on support and non-support brands. Adjusted results exclude $8 million in charges related to plant closings.
The company’s first-quarter adjusted operating margin increased 0.5 percentage points to 27.8 percent.
“This quarter’s financial performance reflects R.J. Reynolds’ successful focus on its powerful growth brands, Camel and Pall Mall, as part of a defined brand-portfolio strategy, as well as continued benefits from productivity efforts,” Delen said.
R.J. Reynolds plans to further refine its cigarette portfolio this year, a long-term strategy that has reduced complexity and improved efficiency. The company is also improving cigarette manufacturing efficiencies, and is on track to close its Whitaker Park facility later this year in line with the company’s previously announced consolidation of cigarette production at its Tobaccoville manufacturing facility.

The company’s total first-quarter cigarette market share was stable at 27.9 percent. However, excluding private label brands that have been delisted as part of R.J. Reynolds’ portfolio streamlining, R.J. Reynolds’ total cigarette market share was up 1.0 percentage point from the prior-year quarter, at 27.8 percent.
R.J. Reynolds’ first-quarter cigarette shipment volume declined 5.2 percent from the prior-year quarter. Taking into account the elimination of the de-emphasized private label brands, total cigarette shipment volume was down 3.0 percent compared with a first-quarter industry volume decline of 3.4 percent.
Additional gains in both volume and market share were generated by the company’s growth brands, Camel and Pall Mall. For the first quarter, combined growth-brand market share increased 2.7 percentage points from the prior-year quarter, to 16.3 percent.
Camel’s cigarette performance further strengthened in the first quarter, increasing market share by 0.7 percentage points, to 7.8 percent. The latest brand-building initiative, Hump Day, was launched at the end of March. This promotion is generating high levels of adult tobacco consumer interest and interaction with the brand.
Camel’s performance was also enhanced by its menthol styles, which use R.J. Reynolds’ innovative capsule technology to offer adult smokers the choice of fresh menthol flavor on demand. Camel’s first-quarter menthol market share, including Camel Crush, increased 0.5 percentage points to 2.0 percent.
In the modern smoke-free tobacco category, Camel recently moved ahead with several changes as part of the brand’s commitment to offer innovative and convenient smoke-free products for adult tobacco consumers to enjoy.
Camel SNUS continues to show steady growth in the expanding snus category. Camel SNUS introduced Frost Large pouches and a Mint style in selected lead markets in February, and the new styles are generating positive interest. Camel SNUS Frost is the best-selling snus style in America, and the new large-pouch style adds to the variety of taste options. Camel SNUS Mint is also broadening the Camel SNUS portfolio.
These new styles follow the national introduction of two larger-pouch styles — Robust and Winterchill — in the third quarter of last year.
Camel’s new line of dissolvable tobacco products — Orbs, Sticks and Strips — were introduced in two new lead markets, Charlotte and Denver, in March. R.J. Reynolds has incorporated product and packaging refinements in the new markets, and expects to continue to gain valuable consumer insights.
Pall Mall, the nation’s third-largest cigarette brand, had an excellent quarter, with market share increasing 2.0 percentage points from the prior-year quarter, to 8.5 percent. Pall Mall offers a unique longer lasting proposition at an affordable price, and continues to gain awareness and trial, with about half of adult smokers who try the brand switching to it.
Looking ahead, Delen said that R.J. Reynolds’ overall positive momentum positions the company well for continued growth.

American Snuff
American Snuff’s first-quarter adjusted operating income increased 4.2 percent from the prior-year quarter, to $87 million, driven by higher moist-snuff pricing and volume. These results include only two months of earnings from Lane, Limited, which was sold at the end of February, resulting in a decline of approximately $3.5 million in operating income from the prior-year quarter. Adjusted results exclude $2 million in plant closing and other implementation costs.
The company’s first-quarter adjusted operating margin increased 0.5 percentage points to 52.3 percent.
“American Snuff’s performance was driven by renewed momentum in its flagship Grizzly brand, which is benefiting from last year’s packaging upgrade and R.J. Reynolds’ larger field-trade marketing organization that now serves American Snuff,” Delen said. “And I’m very pleased with these results.”
For the first quarter, American Snuff’s moist-snuff shipment volume increased 13.2 percent from the prior-year quarter. This comparison benefits from a particularly challenging prior-year quarter, which was impacted by high levels of competitive line extensions and aggressive promotional activity. Industry moist-snuff shipments were up about 4 percent for the first quarter.
The company’s first-quarter moist-snuff consumer off-take share was up 1.3 percentage points from the prior-year quarter, at 31.1 percent.
Grizzly delivered strong first-quarter shipment volume, which increased by 17.1 percent despite significant competitive activity. The brand’s consumer off-take share gained 1.5 percentage points from the prior-year quarter, to 27.1 percent.
Pouch sales continue to contribute to Grizzly’s performance. The rapidly growing pouch segment represents more than 9 percent of total moist-snuff category sales, and Grizzly’s share has grown to about 25 percent of all pouch sales. The brand now has the No. 1 overall pouch style in the market.
FINANCIAL UPDATE
“Reynolds American’s higher first-quarter earnings and margin demonstrate the success of its operating companies’ key-brand strategies and productivity efforts,” said Thomas R. Adams, RAI’s chief financial officer. “This strong foundation positions us well for the rest of the year, and we’re maintaining our adjusted EPS guidance of $2.60 to $2.70, excluding implementation costs related to plant closings and tax items.”

Reynolds American’s first-quarter adjusted EPS was $0.59, up 5.4 percent, driven by higher pricing and productivity gains. These results reflect the impact of the sale of Lane at the end of February. Adjusted results exclude $0.01 per share related to implementation costs from plant closings and tax items.
On a reported basis, first-quarter EPS was $0.60, up 328.6 percent from the prior-year quarter. This increase reflects the impact of last year’s Canadian governments’ settlements of $0.37 per share.
RAI’s first-quarter adjusted operating margin was 29.6 percent, up 0.9 percentage points from the prior-year quarter.
Reynolds American ended the quarter with $3.0 billion in cash balances, including $200 million from the sale of Lane. On April 15, R.J. Reynolds made this year’s $1.96 billion Master Settlement Agreement payment, of which $477 million was deposited in the NPM disputed-funds account. The company now has a total of $2.95 billion in dispute related to the NPM Adjustment for years 2003 through 2008. A three-judge panel continues the arbitration process to resolve the dispute over the 2003 adjustment of $615 million.
Adams also noted RAI’s announcement of an 8.2 percent dividend increase in February, bringing the total dividend increase over the past year to 17.8 percent. The company will continue to evaluate additional opportunities to enhance value for its shareholders.
CONFERENCE CALL WEBCAST TODAY
Reynolds American will webcast a conference call to discuss first-quarter 2011 results at 10:30 a.m. Eastern Time on Thursday, April 21, 2011. The call will be available live online on a listen-only basis. To register for the call, please go to
http://www.reynoldsamerican.com/events.cfm. A replay of the call will be available on the site for 30 days. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 390-5533 (toll free) or (678) 894-3969 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.
WEB DISCLOSURE
RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

RISK FACTORS
Statements included in this news release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.
These risks and uncertainties include:
•	the substantial and increasing taxation and regulation of tobacco products, including the 2009 federal excise-tax increases, and the regulation of tobacco products by the U.S. Food and Drug Administration (FDA);

•	the possibility that the FDA will issue a regulation prohibiting menthol as a flavor in cigarettes or prohibit mint or wintergreen as a flavor in smokeless tobacco products;

•	decreased sales resulting from the future issuance of “corrective communications” required by the order in the U.S. Department of Justice case on five subjects, including smoking and health, and addiction;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the potential difficulty of obtaining bonds as a result of litigation outcomes and the challenges to the Florida bond statute applicable to the Engle Progeny cases;

•	the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of R.J. Reynolds’ smoke-free tobacco products) under the State Settlement Agreements;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s dependence on the U.S. cigarette industry;

•	concentration of a material amount of sales with a single customer or distributor;

•	competition from other manufacturers, including industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including deep-discount cigarette brands;

•	the success or failure of new product innovations and acquisitions;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the ability to achieve efficiencies in the businesses of RAI’s operating companies, including outsourcing functions and expansion of R.J. Reynolds’ field trade-marketing organization, without negatively affecting financial or operating results;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf and other raw materials and other commodities used in products;

•	the effect of market conditions on interest-rate risk, foreign currency exchange-rate risk and the return on corporate cash;

•	changes in the financial position or strength of lenders participating in RAI’s credit facility;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension expense accounting or required pension funding levels;

•	the substantial amount of RAI debt;

•	the credit rating of RAI and its securities;

•	any restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of fire, violent weather and other disasters that may adversely affect manufacturing and other facilities;

•	the significant ownership interest of Brown & Williamson Holdings, Inc., RAI’s largest shareholder, in RAI and the rights of B&W under the governance agreement between the companies; and

•	the expiration of the standstill provisions of the governance agreement.
Due to these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT US
Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; and Niconovum AB.
•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include six of the 10 best-selling cigarettes in the U.S.: Camel, Pall Mall, Winston, Kool, Doral and Salem.

•	American Snuff Company, LLC (formerly Conwood Company, LLC) is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly, Kodiak and Levi Garrett.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	Niconovum AB markets innovative nicotine replacement therapy products in Sweden and Denmark under the Zonnic brand name.
Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com.
(financial and volume schedules follow)

Schedule 1
REYNOLDS AMERICAN INC.
Condensed Consolidated Statements of Income — GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Net sales, external	$1,887	$1,858
Net sales, related party	104	128

Net sales	1,991	1,986
Cost of products sold	1,061	1,070
Selling, general and administrative expenses	347	339
Amortization expense	6	7

Operating income	577	570
Interest and debt expense	55	60
Interest income	(3)	(4)
Other expense, net	—	2

Income from continuing operations before income taxes	525	512
Provision for income taxes	172	214

Income from continuing operations	353	298
Losses from discontinued operations, net of tax	—	(216)

Net income	$353	$82

Basic net income per share:
Income from continuing operations	$0.61	$0.51
Losses from discontinued operations	—	(0.37)

Net income	$0.61	$0.14

Diluted net income per share:
Income from continuing operations	$0.60	$0.51
Losses from discontinued operations	—	(0.37)

Net income	$0.60	$0.14

Basic weighted average shares, in thousands	583,003	582,863

Diluted weighted average shares, in thousands	585,647	584,339

Segment data:
Net sales:
RJR Tobacco	$1,695	$1,720
American Snuff	167	161
All Other	129	105

	$1,991	$1,986

Operating income:
RJR Tobacco	$463	$470
American Snuff	85	84
All Other	45	30
Corporate	(16)	(14)

	$577	$570

Supplemental information:
Excise tax expense	$974	$1,017
Master Settlement Agreement and other state settlement expense	$575	$587
Federal tobacco buyout expense	$60	$61
FDA fees	$30	$16

Schedule 2
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Results
(Dollars in Millions)
(Unaudited)
RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended March 31,
	2011			2010
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$577	$353	$0.60	$570	$82	$0.14
The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses	12	7	0.01	—	—	—
Tax items	—	(16)	(0.02)
Health-care subsidy tax charge	—	—	—	—	27	0.05
Loss on discontinued operations	—	—	—	—	216	0.37

Total adjustments	12	(9)	(0.01)	—	243	0.42

Adjusted results	$589	$344	$0.59	$570	$325	$0.56

Condensed Consolidated Balance Sheets
(Dollars in Millions)
(Unaudited)

	March 31,	Dec. 31,
	2011	2010
Assets
Cash and cash equivalents	$2,999	$2,195
Other current assets	2,443	2,607
Trademarks and other intangible assets, net	2,672	2,675
Goodwill	8,011	8,010
Other noncurrent assets	1,603	1,591

	$17,728	$17,078

Liabilities and shareholders’ equity
Tobacco settlement accruals	$3,164	$2,589
Other current liabilities	1,790	1,783
Long-term debt (less current maturities)	3,691	3,701
Deferred income taxes, net	575	518
Long-term retirement benefits (less current portion)	1,659	1,668
Other noncurrent liabilities	258	309
Shareholders’ equity	6,591	6,510

	$17,728	$17,078

Schedule 3
REYNOLDS AMERICAN INC.
Reconciliation of GAAP to Adjusted Operating Income by Segment
The R.J. Reynolds segment consists of the primary operations of R.J. Reynolds Tobacco Company, the second-largest tobacco company in the United States and which also manages a contract manufacturing business.
The American Snuff segment consists of the primary operations of American Snuff Company, LLC, the second-largest smokeless tobacco products manufacturer in the United States, and Lane, Limited until its sale on February 28, 2011.
Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended March 31,
	2011		2010
	R.J. Reynolds	American Snuff	R.J. Reynolds	American Snuff
GAAP operating income	$463	$85	$470	$84

The GAAP results include the following:
Implementation costs included in cost of products sold and selling, general and administrative expenses (1)	8	2	—	—

Total adjustments	8	2	—	—

Adjusted operating income	$471	$87	$470	$84

(1)	For the three months ended March 31, 2011, RAI and its operating companies recorded aggregate implementation costs of $12 million, including $2 million in non-reportable operating segments, related to plant closings and other implementation costs.

Schedule 4
R.J. REYNOLDS CIGARETTE VOLUMES AND SHARE OF MARKET
VOLUME (in billions):

	Three Months Ended
	March 31,		Change
	2011	2010	Units	%
Camel (filter styles)	4.7	4.7	—	0.1%
Pall Mall	5.1	4.4	0.7	16.0%

Total growth brands	9.8	9.1	0.7	7.7%

Total support brands	6.6	7.7	(1.1)	-13.9%

Total non-support brands	0.8	1.4	(0.6)	-43.0%

Total R.J. Reynolds domestic	17.2	18.2	(1.0)	-5.2%
Total R.J. Reynolds exc P/L	17.1	17.7	(0.5)	-3.0%

				.
Total premium	9.7	10.3	(0.7)	-6.3%
Total value	7.6	7.9	(0.3)	-3.8%
Premium/total mix	56.0%	56.7%

Industry	69.6	72.0	(2.4)	-3.4%
Premium	49.0	51.0	(2.0)	-3.8%
Value	20.6	21.1	(0.5)	-2.3%
Premium/total mix	70.4%	70.7%
RETAIL SHARE OF MARKET:

	Three Months Ended
	March 31,
	2011*	2010	Change
Camel (filter styles)	7.8%	7.1%	0.7
Pall Mall	8.5%	6.5%	2.0

Total growth brands	16.3%	13.6%	2.7

Total support brands	10.5%	11.9%	(1.4)

Total non-support brands	1.1%	2.4%	(1.3)

Total R.J. Reynolds domestic	27.9%	27.9%	-
Total R.J. Reynolds exc P/L	27.8%	26.8%	1.0

*	Estimated
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate. R.J. Reynolds’ support brands include Winston, Doral, Kool, Salem, Misty and Capri.
Industry volume data based on information from Management Science Associates, Inc. Retail shares of market are as reported by Information Resources Inc./Capstone.

Schedule 5
AMERICAN SNUFF MOIST-SNUFF VOLUMES AND SHARE OF SHIPMENTS
VOLUME (in millions of cans):

	Three Months Ended
	March 31,		Change
	2011	2010	Units	%
Kodiak	11.2	12.0	(0.7)	-5.8%
Grizzly	85.0	72.6	12.4	17.1%
Other	0.8	1.1	(0.3)	-30.0%

Total moist snuff cans	97.0	85.7	11.3	13.2%
RETAIL SHARE OF MARKET:

	Three Months Ended
	March 31,
	2011	2010	Change
Kodiak	3.8%	4.0%	(0.2)
Grizzly	27.1%	25.6%	1.5
Other	0.2%	0.3%	—

Total retail share of market	31.1%	29.8%	1.3
Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate. Retail share of market for moist snuff based on A.C. Nielsen Monthly Retail Off-Take data.